Exhibit 21.1
SUBSIDIARIES OF XOS, INC.

Name of Subsidiary	Doing Business As Name	Jurisdiction of Organization
Xos Fleet, Inc.	Xos Trucks	Delaware
Xos Services, Inc.	Xos Services	California